UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 14, 2022

QuantumScape Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-39345 (Commission File Number)	85-0796578 (I.R.S. Employer Identification Number)

1730 Technology Drive San Jose, California (Address of principal executive offices)	95110 (Zip code)

(408) 452-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	QS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Appointment of New Director

On January 14, 2022, Gena Lovett was appointed to the Board of Directors (the “Board”) of QuantumScape Corporation (the “Company”), to serve as a director with a term of office expiring at the Company’s next annual stockholder meeting.

Ms. Lovett brings to the Company operational leadership experience, having most recently served as Vice President, Operations, Defense, Space and Security, of The Boeing Company (NYSE:BA), an aerospace manufacturer, between July 2015 and June 2019. She also served as Global Chief Diversity Officer between January 2012 and June 2015, and as Director, Manufacturing, Forging, between July 2007 and January 2012, of Alcoa Corporation (NYSE: AA), an aluminum manufacturer. In addition, Ms. Lovett has served as a member of the board of directors of AdvanSix Inc. (NYSE: ASIX), a fully integrated manufacturer of nylon 6 resin, chemical intermediates, and ammonium sulfate fertilizer, since September 2021, and as a member of the board of directors of Trex Company, Inc. (NYSE: TREX), a manufacturer of wood-alternative composite decking and railing materials, since March 2021. She further serves on the Nominating and Governance Committee, and Health, Safety, Environmental and Sustainability Committee of ASIX, and on the Audit Committee and the Nominating/Corporate Governance Committee of TREX. Ms. Lovett also served on the board of directors of Shiloh Industries (NASDAQ: SHLO) from August 2019 to December 2020. Ms. Lovett holds a B.A. in Criminal Justice from The Ohio State University, a M.B.A. from Baker College, and an M.S. in Values Driven Leadership from Benedictine University. Additionally, she recently defended her doctoral dissertation and expects to be conferred a Ph.D. in Values Driven Leadership from Benedictine University in May 2022.

In accordance with the Company’s Outside Director Compensation Policy (the “Director Compensation Policy”), Ms. Lovett is eligible to participate in the Company’s standard compensation arrangements for non-employee directors which consists of cash and equity compensation for service on the Board. Pursuant to the Director Compensation Policy, Ms. Lovett is entitled to $80,000 in annual cash compensation for service on the Board with additional cash compensation payable for committee service, as applicable. Ms. Lovett was also granted an initial equity award of 14,260 restricted stock units, which will vest one-twelfth quarterly over three years starting May 15, 2022, subject to Ms. Lovett’s continued service through each vesting date in accordance with the Director Compensation Policy. In addition, Ms. Lovett was granted a pro-rated annual equity award of 6,535 restricted stock units, which will vest in full on the next quarterly vesting date (which are February 15, May 15, August 15 and November 15) after the Company’s 2022 annual stockholder meeting, subject to Ms. Lovett’s continued service through such vesting date in accordance with the Director Compensation Policy.

There are no arrangements or understandings between Ms. Lovett and any other persons pursuant to which such Ms. Lovett was appointed a director of the Company, and there are no family relationships between Ms. Lovett and any other director or executive officer of the Company.

The Company will enter into its standard form of indemnification agreement with Ms. Lovett, a copy of which is filed as Exhibit 10.7 to the Company’s Form 8-K filed on December 2, 2020. Other than the indemnification agreement, Ms. Lovett does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed.

The foregoing description of the terms of the Director Compensation Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Director Compensation Policy, which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 or via an amendment to this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: January 21, 2022

QUANTUMSCAPE CORPORATION

By:	/s/ Michael McCarthy
	Name:	Michael McCarthy
	Title:	Chief Legal Officer and Head of Corporate Development